Exhibit 10.2
CORPORATE SERVICES AGREEMENT
(F&G Annuities & Life, Inc.)
This Corporate Services Agreement (this “Agreement”) is dated as of [●], 2022, by and between Fidelity National Financial, Inc., a Delaware corporation (“FNF” or “PROVIDING PARTY”) and F&G Annuities & Life, Inc. a Delaware corporation (“F&G” or “RECEIVING PARTY”). FNF and F&G shall be referred to collectively in this Agreement as the “Parties” and individually as a “Party.”
WHEREAS, FNF and F&G have entered into a Separation and Distribution Agreement (as the same may be amended from time to time, the “Separation Agreement”), pursuant to which, among other things, FNF shall distribute certain of the FNF Owned F&G Shares (as defined therein) to the holders of FNF common stock;
WHEREAS, following the Effective Time (as defined in the Separation Agreement), FNF will no longer hold, directly or indirectly, the FNF Owned F&G Shares distributed to the holders of FNF Common Stock;
WHEREAS, in connection with the consummation of the transactions contemplated by the Separation Agreement, the Parties wish to enter into this Agreement for the provision of certain corporate services by FNF and its Subsidiaries and Affiliates to RECEIVING GROUP (as defined below); and
WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Separation Agreement.
NOW THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
ARTICLE I
CORPORATE SERVICES
1.1    Corporate Services. This Agreement sets forth the terms and conditions for the provision by PROVIDING PARTY to RECEIVING GROUP (as defined below) of various corporate services and products, as more fully described below and in Schedule 1.1(a) attached hereto (the Scheduled Services, the Omitted Services, the Resumed Services and Special Projects (each as defined below), collectively, the “Corporate Services”).
(a)    Scheduled Services. PROVIDING PARTY, through its Subsidiaries and Affiliates (each as defined below), and their respective employees, agents or contractors, shall provide or cause to be provided to RECEIVING GROUP all services set forth on Schedule 1.1(a) (the “Scheduled Services”) on and after the Effective Time. RECEIVING PARTY shall pay fees to PROVIDING PARTY for providing the Scheduled Services or causing the Scheduled

Services to be provided to a member of RECEIVING GROUP as set forth on Schedule 1.1(a) and in accordance with Section 3.1. For purposes of this Agreement, a “Subsidiary” of any Person means another Person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body or, if there are no such voting interests, more than 50% of the equity interests of which is owned directly or indirectly by such first Person (provided that, for all purposes under this Agreement, when and with respect to the PROVIDING PARTY, “Subsidiary” shall not include F&G or any of its Subsidiaries); an “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person (provided that, for all purposes under this Agreement, when and with respect to the PROVIDING PARTY, “Affiliate” shall not include F&G or any of its Subsidiaries); a “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and “RECEIVING GROUP” means RECEIVING PARTY, its Subsidiaries (including any other Persons when they become Subsidiaries of RECEIVING PARTY), subject to the exception set forth in Section 2.1.
(b)    Omitted Services. PROVIDING PARTY, through its Subsidiaries and Affiliates, and their respective employees, agents or contractors, shall provide or cause to be provided to RECEIVING GROUP all services that PROVIDING PARTY was performing for the business on or before the Effective Time that pertain to and are a part of Scheduled Services under Section 1.1(a), which are not expressly included in the list of Scheduled Services in Schedule 1.1(a), but are required to conduct the business (the “Omitted Services”), unless RECEIVING PARTY consents in writing to the termination of such services. Such Omitted Services shall be added to Schedule 1.1(a) and thereby become Scheduled Services, as soon as reasonably practicable after the Effective Time by the Parties. RECEIVING PARTY shall pay to PROVIDING PARTY for providing the Omitted Services (or causing the Omitted Services to be provided) hereunder fees as set forth in Section 3.1; provided, that payment of such fees by RECEIVING PARTY for the Omitted Services provided hereunder shall be retroactive to the first day such services are provided, but in no event shall RECEIVING PARTY be required to pay for any Omitted Services provided hereunder by PROVIDING PARTY or its Subsidiaries or Affiliates prior to the Effective Time.
(c)    Resumed Services. At RECEIVING PARTY’s written request, PROVIDING PARTY, through its Subsidiaries and Affiliates, and their respective employees, agents or contractors, shall use commercially reasonable efforts to provide or cause to be provided to RECEIVING GROUP any Scheduled Service that has been terminated at RECEIVING PARTY’s request pursuant to Section 2.2(b) (the “Resumed Services”); provided, that PROVIDING PARTY shall have no obligation to provide a Resumed Service if providing such Resumed Service will have a material adverse impact on the other Corporate Services or the Transition Assistance (as defined below). Schedule 1.1(a) shall from time to time be amended to reflect the resumption of a Resumed Service and the Resumed Service shall be set forth thereon as a Scheduled Service.

(d)    Special Projects. At RECEIVING PARTY’s written request, PROVIDING PARTY, through its Subsidiaries and Affiliates, and their respective employees, agents or contractors, shall use commercially reasonable efforts to provide additional corporate services that are not described in Schedule 1.1(a) and that are neither Omitted Services nor Resumed Services (“Special Projects”). RECEIVING PARTY shall submit a written request to PROVIDING PARTY specifying the nature of the Special Project and requesting an estimate of the costs applicable for such Special Project and the expected time frame for completion. PROVIDING PARTY shall respond promptly to such written request, but in no event later than twenty (20) days, with a written estimate of the cost of providing such Special Project and the expected time frame for completion (the “Cost Estimate”). If RECEIVING PARTY provides written approval of the Cost Estimate within ten (10) days after PROVIDING PARTY delivers the Cost Estimate, then within a commercially reasonable time after receipt of such written approval, PROVIDING PARTY shall begin providing the Special Project; provided, that PROVIDING PARTY shall have no obligation to provide a Special Project where, in its reasonable discretion and prior to providing the Cost Estimate, it has determined and notified RECEIVING PARTY in writing that (i) it would not be feasible to provide such Special Project, given reasonable priority to other demands on its resources and capacity both under this Agreement or otherwise or (ii) it lacks the experience or qualifications to provide such Special Project.
1.2    Provision of Corporate Services; Excused Performance.
All obligations of PROVIDING PARTY with respect to any one or more individual Corporate Services or Transition Assistance under this Agreement shall be excused to the extent and only for so long as a failure by PROVIDING PARTY with respect thereto is directly attributable to and caused specifically by a failure by RECEIVING GROUP to meet its obligations (including any performance) under that certain Reverse Corporate Services Agreement, by and between F&G and PROVIDING PARTY, dated as of the date hereof, as may be amended, modified or supplemented from time to time.
1.3    Third Party Vendors; Consents.
(a)    Third Party Consents. PROVIDING PARTY shall use its commercially reasonable efforts to keep and maintain in effect its relationships with its licensors, vendors and service providers that are integral to the provision of the Corporate Services or Transition Assistance. PROVIDING PARTY shall use commercially reasonable efforts to procure any waivers, permits, consents or sublicenses required by third party licensors, vendors or service providers under existing agreements with such third parties in order to provide any Corporate Services or Transition Assistance hereunder (“Third Party Consents”). In the event that PROVIDING PARTY is unable to procure such Third Party Consents on commercially reasonable terms, PROVIDING PARTY agrees to promptly so notify RECEIVING PARTY, and to assist RECEIVING PARTY with the transition to another licensor, vendor or service provider. If, after the Effective Time, any one or more licensors, vendors or service providers (i) terminates its contractual relationship with PROVIDING PARTY or ceases to provide the products or services associated with the Corporate Services or Transition Assistance or (ii)

notifies PROVIDING PARTY of its desire or plan to terminate its contractual relationship with PROVIDING PARTY, then, in either case, PROVIDING PARTY agrees to so notify RECEIVING PARTY, and to assist RECEIVING PARTY with the transition to another licensor, vendor or service provider so that RECEIVING PARTY may continue to receive similar products and services.
(b)    No Transfer of Software. PROVIDING PARTY shall not be required to transfer or assign to RECEIVING PARTY any third party software licenses or any hardware owned by PROVIDING PARTY or its Subsidiaries or Affiliates in connection with the provision of the Corporate Services or Transition Assistance or at the conclusion of the Term (as defined below).
1.4    Dispute Resolution.
(a)    Amicable Resolution. PROVIDING PARTY and RECEIVING PARTY mutually desire that friendly collaboration will continue between them. Accordingly, they will try to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between PROVIDING PARTY and RECEIVING PARTY in connection with this Agreement (including, without limitation, the standards of performance, delay of performance or non-performance of obligations, or payment or non-payment of fees hereunder), then the Dispute, upon written request of either Party, will be referred for resolution to the president (or similar position) of the division implicated by the matter for each of PROVIDING PARTY and RECEIVING PARTY, which presidents will have fifteen (15) days to resolve such Dispute. If the presidents of the relevant divisions for each of PROVIDING PARTY and RECEIVING PARTY do not agree to a resolution of such Dispute within fifteen (15) days after the reference of the matter to them, such presidents of the relevant divisions will refer such matter to the president of each of PROVIDING PARTY and RECEIVING PARTY for final resolution. Notwithstanding anything to the contrary in this Section 1.4, any amendment to the terms of this Agreement may only be effected in accordance with Section 11.10.
(b)    Arbitration. In the event that the Dispute is not resolved in a friendly manner as set forth in Section 1.4(a), either Party involved in the Dispute may submit the dispute to binding arbitration pursuant to this Section 1.4(b). All Disputes submitted to arbitration pursuant to this Section 1.4(b) shall be resolved in accordance with the Commercial Arbitration Rules of the American Arbitration Association, unless the Parties involved mutually agree to utilize an alternate set of rules, in which event all references herein to the American Arbitration Association shall be deemed modified accordingly. Expedited rules shall apply regardless of the amount at issue. Arbitration proceedings hereunder may be initiated by either Party making a written request to the American Arbitration Association, together with any appropriate filing fee, at the office of the American Arbitration Association in Orlando, Florida. All arbitration proceedings shall be held in the city of Jacksonville, Florida in a location to be specified by the arbitrators (or any place agreed to by the Parties and the arbitrators). The arbitration shall be by a single qualified arbitrator experienced in the matters at issue, such arbitrator to be mutually agreed upon by PROVIDING PARTY and RECEIVING PARTY. If PROVIDING PARTY and RECEIVING PARTY fail to agree on an arbitrator within thirty (30) days after notice of commencement of arbitration, the American Arbitration Association shall, upon the request of either Party to the Dispute, appoint the arbitrator. Any order or determination of the arbitral tribunal shall be final and binding upon the Parties to the arbitration as to matters submitted and may be enforced by either Party to the Dispute in any court having jurisdiction over the subject matter or over either Party. All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys’ fees) shall be borne by the Party incurring such costs. The use of any alternative dispute resolution procedures hereunder will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Party.
(c)    Non-Exclusive Remedy. Nothing in this Section 1.4 will prevent either PROVIDING PARTY or RECEIVING PARTY from immediately seeking injunctive or interim relief in the event (i) of any actual or threatened breach of any of the provisions of Article VIII or (ii) that the Dispute relates to, or involves a claim of, actual or threatened infringement of intellectual property. All such actions for injunctive or interim relief shall be brought in a court of competent jurisdiction in accordance with Section 11.6. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement, and further remedies may be pursued in accordance with Section 1.4(a) and Section 1.4(b) above.
(d)    Commencement of Dispute Resolution Procedure. Notwithstanding anything to the contrary in this Agreement, PROVIDING PARTY and RECEIVING PARTY, but none of their respective Subsidiaries or Affiliates, are entitled to commence a dispute resolution procedure under this Agreement, whether pursuant to this Section 1.4 or otherwise, and each Party will cause its respective Affiliates not to commence any dispute resolution procedure other than through such Party as provided in this Section 1.4(d).
(e)    Compensation. RECEIVING PARTY shall continue to make all payments due and owing under Article III for Corporate Services and Transition Assistance not the subject of a Dispute and shall not off-set such fees by the amount of fees for Corporate Services or Transition Assistance that are the subject of the Dispute.
1.5    Standard of Services.
(a)    General Standard. PROVIDING PARTY shall perform the Corporate Services and Transition Assistance for RECEIVING GROUP in a professional, timely and competent manner, using standards of performance consistent with its performance of such services for itself during the twelve (12) month period prior to the Effective Time.
(b)    Disaster Recovery. During the Term, PROVIDING PARTY shall maintain a disaster recovery program for the Corporate Services and Transition Assistance substantially consistent with the disaster recovery program in place for such Corporate Services and Transition Assistance as of the Effective Time. For the avoidance of doubt, the disaster recovery program maintained by PROVIDING PARTY will not include a business continuity program.

(c)    Shortfall in Services. If RECEIVING PARTY provides PROVIDING PARTY with written notice (“Shortfall Notice”) setting forth in reasonable detail the occurrence of any Significant Service Shortfall (as defined below), as determined by RECEIVING PARTY in good faith, PROVIDING PARTY shall rectify such Significant Service Shortfall as soon as reasonably practicable. For purposes of this Section 1.5(c), a “Significant Service Shortfall” shall be deemed to have occurred if the timing or quality of performance of Corporate Services or Transition Assistance provided by PROVIDING PARTY hereunder falls below the standard required by Section 1.5(a) hereof; provided that PROVIDING PARTY’s obligations under this Agreement shall be relieved to the extent, and for the duration of, any force majeure event as set forth in Article V.
1.6    Response Time. PROVIDING PARTY shall respond to and resolve any problems in connection with the Corporate Services or Transition Assistance for RECEIVING GROUP within a commercially reasonable period of time, using response and proposed resolution times consistent with its response and resolution of such problems for itself.
1.7    Ownership of Materials; Results and Proceeds. All data and information submitted to PROVIDING PARTY by RECEIVING GROUP, in connection with the Corporate Services or the Transition Assistance (the “RECEIVING GROUP Data”), and all results and proceeds of the Corporate Services and the Transition Assistance with regard to the RECEIVING GROUP Data, is and will remain, as between the Parties, the property of RECEIVING GROUP and subject to the provisions of Article VIII. Any data or information possessed or controlled by PROVIDING PARTY on RECEIVING PARTY’s behalf shall be promptly provided by PROVIDING PARTY to RECEIVING PARTY upon written request by RECEIVING PARTY.
ARTICLE II
TERM AND TRANSITION ASSISTANCE
2.1    Term. The term (the “Term”) of this Agreement shall commence as of the date hereof and shall continue until the earliest of:
(i)    the date on which the last of the Corporate Services under this Agreement is terminated,
(ii)    the date on which the last of the Transition Assistance under this Agreement is terminated, and
(iii)    the date on which this Agreement is terminated by mutual agreement of the Parties, whichever is earlier (in any case, the “Termination Date”); provided, however, that, with respect to any Person that ceases to be a member of the RECEIVING GROUP prior to the Termination Date, subject to Section 7.2, the provisions of this Agreement with respect to such Person shall terminate effective as of the date that such Person ceases to be a member of RECEIVING GROUP.

2.2    Termination.
(a)    Thirty (30) Day Extension. If (i) RECEIVING GROUP is not able to complete its transition of the Corporate Services or (ii) the Transition Assistance is not completed, in either case, by the Termination Date, then upon written notice provided to PROVIDING PARTY at least thirty (30) days prior to the Termination Date, RECEIVING PARTY shall have the right to request and cause PROVIDING PARTY to provide up to thirty (30) days of additional Corporate Services and/or Transition Assistance, as applicable, to RECEIVING GROUP; provided, that RECEIVING PARTY shall pay for all such additional Corporate Services and/or Transition Assistance, as applicable, in accordance with this Agreement.
(b)    Early Termination. If RECEIVING PARTY wishes to terminate a Corporate Service or Transition Assistance (or a portion thereof) on a date that is earlier than the Termination Date, RECEIVING PARTY shall provide written notice (the “Termination Notice”) to PROVIDING PARTY of a proposed termination date for such Corporate Service or Transition Assistance (or portion thereof), at least ninety (90) days prior to such proposed termination date. Within ten (10) days of the date on which the Termination Notice was received, then, effective on the termination date proposed by RECEIVING PARTY in its Termination Notice, such Corporate Service or Transition Assistance (or portion thereof) shall be discontinued (thereafter, a “Discontinued Service”) and deemed deleted from the Scheduled Services to be provided hereunder and thereafter, this Agreement shall be of no further force and effect with respect to the Discontinued Service (or portion thereof), except as to obligations accrued prior to the date of discontinuation of such Corporate Service (or portion thereof). Upon the occurrence of any Discontinued Service, the Parties shall promptly update Schedule 1.1(a) to reflect the discontinuation. Notwithstanding anything to the contrary contained herein, at any time that employees of PROVIDING PARTY or its Subsidiaries or Affiliates are transferred to a department within RECEIVING GROUP or its Affiliates (an “Employee Shift”), a proportional portion of the relevant Corporate Service or Transition Assistance shall be deemed automatically terminated. If a Corporate Service or Transition Assistance, or portion thereof, is terminated as a result of an Employee Shift, then such termination shall take effect as of the date of the Employee Shift.
(c)    Termination of All Services. If all Corporate Services and Transition Services shall have been terminated under this Section 2.2 prior to the expiration of the Term, then either Party shall have the right to terminate this Agreement by giving written notice to the other Party, which termination shall be effective upon delivery as provided in Section 6.1.
2.3    Transition Assistance. In preparation for the discontinuation of any Corporate Service provided under this Agreement, PROVIDING PARTY shall, consistent with its obligations to provide Corporate Services hereunder and with the cooperation and assistance of RECEIVING GROUP, use commercially reasonable efforts to provide such knowledge transfer services and to take such steps as are reasonably required in order to facilitate a smooth and efficient transition and/or migration of records to RECEIVING PARTY or its Affiliates (or at RECEIVING PARTY’s direction, to a third party) and responsibilities so as to minimize any disruption of services (“Transition Assistance”). RECEIVING GROUP shall cooperate with PROVIDING PARTY to allow PROVIDING PARTY to complete the Transition Assistance as early as is commercially reasonable to do so. Fees for any Transition Assistance shall be determined in accordance with Section 3.1.
2.4    Return of Materials. As a Corporate Service or Transition Assistance is terminated, each Party will return all materials and property owned by the other Party, including, without limitation, all RECEIVING GROUP Data, if any, and materials and property of a proprietary nature involving a Party or its Subsidiaries or Affiliates relevant to the provision or receipt of that Corporate Service or Transition Assistance and no longer needed regarding the performance of other Corporate Services or other Transition Assistance under this Agreement, and will do so (and will cause its Subsidiaries and Affiliates to do so) within thirty (30) days after the applicable termination. Upon the end of the Term, each Party will return all material and property of a proprietary nature involving the other Party or its Subsidiaries, in its possession or control (or the possession or control of an Affiliate as a result of the Corporate Services or Transition Assistance provided hereunder) within thirty (30) days after the end of the Term. In addition, upon RECEIVING PARTY’s request, PROVIDING PARTY agrees to provide to RECEIVING PARTY copies of RECEIVING GROUP’s Data, files and records on magnetic media, or such other media as the Parties shall agree upon, to the extent practicable. PROVIDING PARTY may retain archival copies of RECEIVING GROUP’s Data, files and records and all such Data, files and records so retained shall continue to be subject to the terms of this Agreement.
ARTICLE III
COMPENSATION AND PAYMENTS
3.1    Compensation for Corporate Services and Transition Assistance.
(a)    In accordance with the payment terms described in Section 3.2 below, RECEIVING GROUP agrees to timely pay PROVIDING PARTY, as compensation for the Corporate Services and the Transition Assistance provided hereunder, fees in an amount equal to PROVIDING PARTY’s cost of such Corporate Services or Transition Assistance, as the case may be, plus the cost of out-of-pocket expenses incurred in connection with the provision of such Corporate Service or Transition Assistance. In the case of employee costs, such fees shall include a ten percent (10%) markup in lieu of PROVIDING PARTY being reimbursed for employee expenses.
(b)    Without limiting the foregoing, the Parties acknowledge that RECEIVING PARTY is also obligated to pay, or reimburse PROVIDING PARTY for its payment of, all Out of Pocket Costs (as defined below); provided, however, that the incurrence of any liability by RECEIVING GROUP for any Out of Pocket Cost (as defined below) that requires the payment by RECEIVING GROUP of more than $10,000, on an annualized basis, shall require the subsequent approval of the chief financial officer of RECEIVING PARTY (or his/her designee) after his/her receipt of the Monthly Summary Statement (as defined in Section 3.2) provided to RECEIVING PARTY for the calendar month in which the Out of Pocket Cost was incurred or paid by PROVIDING PARTY on behalf of RECEIVING PARTY. PROVIDING PARTY shall use commercially reasonable efforts to not incur Out of Pocket Costs that are inconsistent with the type of Out of Pocket Costs incurred under past practices with the applicable Scheduled Service. If (x) PROVIDING PARTY has not obtained the prior approval of the chief financial officer of RECEIVING GROUP before incurring or paying any Out of Pocket Cost that exceeds $10,000 on an annualized basis, and (y) after receiving and reviewing the applicable Monthly Summary Statement, the chief financial officer of RECEIVING PARTY (or his/her designee) has not expressly approved the Out of Pocket Cost in question, then RECEIVING PARTY shall be entitled to dispute the Out of Pocket Cost until the close of the next audit cycle, provided that if PROVIDING PARTY disagrees with RECEIVING PARTY's dispute of the Out of Pocket Cost, then PROVIDING PARTY shall be entitled to exercise its rights under the dispute resolution provisions set forth in Section 1.4. For purposes hereof, the term “Out of Pocket Costs” means all fees, costs or other expenses paid by PROVIDING PARTY to third parties that are not Affiliates of PROVIDING PARTY in connection with the Corporate Services provided hereunder; and the term “Out of Pocket Cost” means any Out of Pocket Cost incurred after the Effective Time that is not a continuation of services provided to RECEIVING GROUP in the ordinary course of business consistent with past practices and for which RECEIVING GROUP had paid or reimbursed a portion thereof prior to the Effective Time.
3.2    Payment Terms; Monthly Summary Statements. Within 30 days after the end of each calendar month, PROVIDING PARTY shall prepare and deliver to the chief financial officer (or his designee) of RECEIVING PARTY a monthly summary statement (each a “Monthly Summary Statement”) setting forth all of the costs owing by the RECEIVING PARTY to the PROVIDING PARTY, including all fees for Corporate Services and Transition Assistance, as calculated in accordance with Section 3.1, and such other information as RECEIVING PARTY may reasonably request. The specific form of the Monthly Summary Statement shall be as agreed to between the Parties from time to time, acting with commercial reasonableness.
3.3    Audit Rights. Upon reasonable advance notice from RECEIVING PARTY, PROVIDING PARTY shall permit RECEIVING PARTY to perform annual audits of PROVIDING PARTY’s records only with respect to fees invoiced and Out of Pocket Costs invoiced pursuant to this Article III. Such audits shall be conducted during PROVIDING PARTY’s regular office hours and without disruption to PROVIDING PARTY’s business operations and shall be performed at RECEIVING PARTY’s sole expense.
ARTICLE IV
LIMITATION OF LIABILITY
4.1    LIMITATION OF LIABILITY. THE LIABILITY OF EITHER PARTY FOR A CLAIM ASSERTED BY THE OTHER PARTY BASED ON BREACH OF ANY COVENANT, AGREEMENT OR UNDERTAKING REQUIRED BY THIS AGREEMENT SHALL NOT EXCEED, IN THE AGGREGATE, THE FEES PAYABLE BY RECEIVING PARTY TO PROVIDING PARTY DURING THE TWO (2) YEAR PERIOD PRECEDING THE BREACH FOR THE PARTICULAR CORPORATE SERVICE OR TRANSITION ASSISTANCE AFFECTED BY SUCH BREACH UNDER THIS AGREEMENT; PROVIDED THAT SUCH

LIMITATION SHALL NOT APPLY IN RESPECT OF ANY CLAIMS BASED ON A PARTY’S (A) GROSS NEGLIGENCE, (B) WILLFUL MISCONDUCT, (C) IMPROPER USE OR DISCLOSURE OF CUSTOMER INFORMATION, (D) VIOLATIONS OF LAW, OR (E) INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF A PERSON WHO IS NOT A PARTY HERETO OR A SUBSIDIARY OR AFFILIATE OF A PARTY HERETO.
4.2    DAMAGES. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGE OF ANY KIND WHATSOEVER; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY UNDER ARTICLE X IS REQUIRED TO PAY ANY SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS TO A PERSON WHO IS NOT A PARTY OR A SUBSIDIARY OR AFFILIATE OF THE INDEMNIFIED PARTY IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES AND WILL NOT BE SUBJECT TO THE LIMITATION SET FORTH IN THIS ARTICLE IV.
ARTICLE V
FORCE MAJEURE
Neither Party shall be held liable for any delay or failure in performance of any part of this Agreement from any cause beyond its reasonable control and without its fault or negligence, including, but not limited to, acts of God, acts of civil or military authority, embargoes, epidemics, war, terrorist acts, riots, insurrections, fires, explosions, earthquakes, hurricanes, tornadoes, nuclear accidents, floods, strikes, terrorism and power blackouts. Promptly following the occurrence of a condition described in this Article, the Party whose performance is prevented shall give written notice to the other Party, and the Parties shall promptly confer, in good faith, to agree upon equitable, reasonable action to minimize the impact, on both Parties, of such conditions.
ARTICLE VI
NOTICES AND DEMANDS
6.1    Notices. Except as otherwise provided under this Agreement (including Schedule 1.1(a)), all notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if (i) delivered personally, (ii) sent by a nationally-recognized overnight courier (providing proof of delivery) or (iii) sent by electronic transmission (including email), provided that receipt of such electronic transmission is promptly confirmed by telephone), in each case to the Parties at the following addresses or email (or as shall be specified by like notice):

If to PROVIDING PARTY, to:

Fidelity National Financial, Inc.
1701 Village Center Circle
Las Vegas, Nevada 89134
Email: mgravelle@fnf.com
Attention: Executive Vice President, General Counsel and Corporate Secretary

If to RECEIVING PARTY, to:

F&G Annuities & Life, Inc.
801 Grand Ave. Suite 2600
Des Moines, IA 50309
Email: Jodi.Hyde@fglife.com
Attention: Senior Vice President, General Counsel & Secretary
Any notice, request, claim, demand or other communication given as provided above shall be deemed received by the receiving Party (i) upon actual receipt, if delivered personally; (ii) on the next Business Day after deposit with an overnight courier, if sent by a nationally-recognized overnight courier; or (iii) upon confirmation of successful transmission if sent by email (provided that if given by email, such notice, request, claim, demand or other communication shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein).
ARTICLE VII
REMEDIES
7.1    Remedies Upon Material Breach. In the event of material breach of any provision of this Agreement by a Party, the non-defaulting Party shall give the defaulting Party written notice thereof, and:
(a)    If such breach is for RECEIVING PARTY’s non-payment of an amount that is not in dispute, the defaulting Party shall cure the breach within thirty (30) calendar days of such notice and such amount not in dispute shall include an amount of interest equal to two and a half (2.5%) per annum above the “3-Month LIBOR Rate” as announced in the “Money Rates” section of the most recent edition of the Eastern Edition of The Wall Street Journal on the day prior to the notice of non-payment being sent, which interest rate shall change as and when the “3-Month LIBOR Rate” changes. If the defaulting Party does not cure such breach by such date, then the defaulting Party shall pay the non-defaulting Party the undisputed amount, any interest that has accrued hereunder through the expiration of the cure period plus an additional amount of interest equal to four percent (4%) per annum above the “prime rate” as announced in the “Money Rates” section of the most recent edition of the Eastern Edition of The Wall Street

Journal prior to the date of payment, which interest rate shall change as and when the “prime rate” changes. The Parties agree that this rate of interest constitutes reasonable liquidated damages and not an unenforceable penalty.
(b)    If such breach is for any other material failure to perform in accordance with this Agreement, the defaulting Party shall cure such breach within thirty (30) calendar days of the date of such notice. If the defaulting Party does not cure such breach within such period, then the defaulting Party shall pay the non-defaulting Party all of the non-defaulting Party’s actual damages, subject to Article IV above.
7.2    Survival Upon Expiration or Termination. The provisions of Section 1.4 (Dispute Resolution), Section 2.4 (Return of Materials), Article IV (Limitation of Liability), Article VI (Notices and Demands), this Section 7.2, Article VIII (Confidentiality), Article X (Indemnification) and Article XI (Miscellaneous) shall survive the termination or expiration of this Agreement unless otherwise agreed to in writing by both Parties.
ARTICLE VIII
CONFIDENTIALITY
8.1    Confidential Information. Each Party shall use at least the same standard of care in the protection of Confidential Information of the other Party as it uses to protect its own confidential or proprietary information; provided that such Confidential Information shall be protected in at least a reasonable manner. For purposes of this Agreement, with respect to each Party, “Confidential Information” includes all confidential or proprietary information and documentation of the other Party, including the terms of this Agreement, and all of the other Party’s software, data, financial information, all reports, exhibits and other documentation prepared by any of the other Party’s Subsidiaries or Affiliates, in each case, to the extent provided or made available under, or in furtherance of, this Agreement. Each Party shall use the Confidential Information of the other Party only in connection with the purposes of this Agreement and shall make such Confidential Information available only to its employees, subcontractors, or agents having a “need to know” with respect to such purpose. Each Party shall advise its respective employees, subcontractors, and agents of such Party’s obligations under this Agreement. The obligations in this Section 8.1 will not restrict disclosure by a Party of Confidential Information of the other Party pursuant to applicable law, or by order or request of any court or government agency; provided that prior to such disclosure the Party making such disclosure shall (at the other Party’s sole cost and expense), if legally permitted and reasonably practicable, (a) promptly give notice to the other Party, (b) cooperate with the other Party with respect to taking steps to respond to or narrow the scope of such order or request and (c) only provide such information as is required by law, court order or a final, non-appealable ruling of a court of proper jurisdiction. Confidential Information of a Party will not be afforded the protection of this Article VIII if such Confidential Information was (A) developed by the other Party independently as shown by its written business records regularly kept, (B) rightfully obtained by the other Party without restriction from a third party, (C) publicly available other than through the fault or negligence of the other Party or (D) released by the Party that owns or has the rights to the Confidential Information without restriction to anyone.

8.2    Work Product Privilege. RECEIVING PARTY represents and PROVIDING PARTY acknowledges that, in the course of providing Corporate Services or Transition Assistance pursuant to this Agreement, PROVIDING PARTY may have access to (a) documents, data, databases or communications that are subject to attorney client privilege and/or (b) privileged work product prepared by or on behalf of the Affiliates of RECEIVING PARTY in anticipation of litigation with third parties (collectively, the “Privileged Work Product”) and RECEIVING PARTY represents and PROVIDING PARTY understands that all Privileged Work Product is protected from disclosure by Rule 26 of the Federal Rules of Civil Procedure and the equivalent rules and regulations under the law chosen to govern the construction of this Agreement. RECEIVING PARTY represents and PROVIDING PARTY understands the importance of maintaining the strict confidentiality of the Privileged Work Product to protect the attorney client privilege, work product doctrine and other privileges and rights associated with such Privileged Work Product pursuant to such Rule 26 and the equivalent rules and regulations under the law chosen to govern the construction of this Agreement. After PROVIDING PARTY is notified or otherwise becomes aware that documents, data, databases, or communications are Privileged Work Product, only PROVIDING PARTY personnel for whom such access is necessary for the purposes of providing Services to RECEIVING PARTY as provided in this Agreement shall have access to such Privileged Work Product. Should PROVIDING PARTY ever be notified of any judicial or other proceeding seeking to obtain access to Privileged Work Product, PROVIDING PARTY shall, if legally permitted and reasonably practicable, (A) promptly give notice to RECEIVING GROUP, (B) cooperate with RECEIVING PARTY in challenging the right to such access and (C) only provide such information as is required by a court order or a final, non-appealable ruling of a court of proper jurisdiction. RECEIVING PARTY shall pay all of the costs and expenses incurred by PROVIDING PARTY in complying with the immediately preceding sentence. RECEIVING PARTY has the right and duty to represent PROVIDING PARTY in such challenge or to select and compensate counsel to so represent PROVIDING PARTY or to reimburse PROVIDING PARTY for reasonable attorneys’ fees and expenses as such fees and expenses are incurred in challenging such access. If PROVIDING PARTY is ultimately required, pursuant to a court order or a final, non-appealable ruling of a court of competent jurisdiction, to produce documents, disclose data, or otherwise act in contravention of the confidentiality obligations imposed in this Article VIII, or otherwise with respect to maintaining the confidentiality, proprietary nature, and secrecy of Privileged Work Product, PROVIDING PARTY is not liable for breach of such obligation to the extent such liability does not result from failure of PROVIDING PARTY to abide by the terms of this Article VIII. All Privileged Work Product is the property of RECEIVING GROUP and will be deemed Confidential Information, except as specifically authorized in this Agreement or as shall be required by law.
8.3    Unauthorized Acts. Each Party shall (a) notify the other Party promptly upon becoming aware of any unauthorized possession, use, or knowledge of the other Party’s Confidential Information by any Person, any attempt by any Person to gain possession of such Confidential Information without authorization or any attempt to use or acquire knowledge of any such Confidential Information without authorization (collectively, “Unauthorized Access”), (b) promptly furnish the other Party with reasonable detail of the Unauthorized Access and use commercially reasonable efforts to assist the other Party in investigating or preventing the reoccurrence of any Unauthorized Access, (c) cooperate with the other Party in any litigation and investigation against third parties deemed necessary by such Party to protect its proprietary rights, and (d) use commercially reasonable efforts to prevent a reoccurrence of any such Unauthorized Access.
8.4    Publicity. Except as required by law or national stock exchange rule, neither Party shall issue any press release, distribute any advertising, or make any public announcement or disclosure (a) identifying the other Party by name, trademark or otherwise or (b) concerning this Agreement without the other Party’s prior written consent. Notwithstanding the foregoing sentence, in the event either Party is required to issue a press release relating to this Agreement or any of the transactions contemplated by this Agreement, by the laws or regulations of any governmental authority, agency or self-regulatory agency, such Party shall, to the extent legally permissible and reasonably practicable, (A) give notice and a copy of the proposed press release to the other Party as far in advance as reasonably possible and (B) make any changes to such press release reasonably requested by the other Party. Notwithstanding the foregoing, RECEIVING GROUP shall be permitted under this Agreement to communicate the existence of the business relationship contemplated by the terms of this Agreement internally within PROVIDING PARTY’s organization and orally and in writing communicate PROVIDING PARTY’s identity as a reference with potential and existing customers.
8.5    Data Privacy. (a) Where, in connection with this Agreement, PROVIDING PARTY processes or stores information about a living individual that is held in automatically processable form (for example in a computerized database) or in a structured manual filing system (“Personal Data”), on behalf of RECEIVING GROUP or its clients, then PROVIDING PARTY shall implement appropriate measures to protect those personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access and shall use such data solely for purposes of carrying out its obligations under this Agreement.
(b)    RECEIVING GROUP may, in connection with this Agreement, collect Personal Data in relation to PROVIDING PARTY and PROVIDING PARTY’s employees, directors and other officers involved in providing Corporate Services or Transition Assistance hereunder. Such Personal Data may be collected from PROVIDING PARTY, its employees, its directors, its officers, or from other (for example, published) sources; and some limited personal data may be collected indirectly at RECEIVING GROUP’s locations from monitoring devices or by other means (e.g., telephone logs, closed circuit TV and door entry systems). Nothing in this Section 8.5(b) obligates PROVIDING PARTY or PROVIDING PARTY’s employees, directors or officers to provide Personal Data requested by RECEIVING PARTY. RECEIVING GROUP may use and disclose any such data disclosed by PROVIDING PARTY solely for purposes connected with this Agreement and for the relevant purposes specified in the data privacy policy of RECEIVING GROUP or any Affiliate of RECEIVING GROUP (a copy of which is available on request). RECEIVING PARTY will maintain the same level of protection for Personal Data collected from PROVIDING PARTY (and PROVIDING PARTY’s employees, directors and officers, as appropriate) as RECEIVING PARTY maintains with its own Personal Data, and will implement appropriate administrative, physical and technical measures to protect the personal data collected from PROVIDING PARTY and PROVIDING PARTY’s employees, directors and other officers against accidental or unlawful destruction or accidental loss, alternation, unauthorized disclosure or access.
ARTICLE IX
REPRESENTATIONS, WARRANTIES AND COVENANTS
EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY MADE IN THIS AGREEMENT, PROVIDING PARTY HAS NOT MADE AND DOES NOT HEREBY MAKE ANY EXPRESS OR IMPLIED REPRESENTATIONS, WARRANTIES OR COVENANTS, STATUTORY OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE RESULTS OBTAINED OF THE CONTINUING BUSINESS. ALL OTHER REPRESENTATIONS, WARRANTIES, AND COVENANTS, EXPRESS OR IMPLIED, STATUTORY, COMMON LAW OR OTHERWISE, OF ANY NATURE, INCLUDING WITH RESPECT TO THE WARRANTIES OF MERCHANTABILITY, QUALITY, QUANTITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE RESULTS OBTAINED OF THE CONTINUING BUSINESS ARE HEREBY DISCLAIMED BY PROVIDING PARTY.
ARTICLE X
INDEMNIFICATION
10.1    Indemnification.
(a)    Subject to Article IV, RECEIVING PARTY will indemnify, defend and hold harmless PROVIDING PARTY, each Subsidiary and Affiliate of PROVIDING PARTY, each of their respective past and present directors, officers, employees, agents, consultants, advisors, accountants and attorneys (“Representatives”), and each of their respective successors and permitted assigns (collectively, the “PROVIDING PARTY Indemnified Parties”) from and against any and all Damages (as defined below) incurred or suffered by the PROVIDING PARTY Indemnified Parties arising or resulting from the provision of Corporate Services or Transition Assistance hereunder, which Damages shall be reduced to the extent of:
(i)    Damages caused or contributed to by PROVIDING PARTY’s improper use or disclosure of the RECEIVING GROUP’s customer information, negligence, willful misconduct or violation or law; or
(ii)    Damages caused or contributed to by a breach of this Agreement by PROVIDING PARTY.
“Damages” means, subject to Article IV hereof, all losses, claims, demands, damages, liabilities, judgments, dues, penalties, assessments, fines (civil, criminal or administrative), costs, liens, forfeitures, settlements, fees or expenses (including reasonable attorneys’ fees and expenses and any other expenses reasonably incurred in connection with investigating, prosecuting or defending a claim or action).

(b)    Except as set forth in this Section 10.1(b), PROVIDING PARTY will have no liability to RECEIVING PARTY for or in connection with any of the Corporate Services or Transition Assistance rendered hereunder or for any actions or omissions of PROVIDING PARTY in connection with the provision of any Corporate Services or Transition Assistance hereunder. Subject to the provisions hereof and subject to Article IV, PROVIDING PARTY will indemnify, defend and hold harmless RECEIVING PARTY, each Subsidiary and Affiliate of RECEIVING PARTY, each of their respective past and present Representatives, and each of their respective successors and permitted assigns (collectively, the “RECEIVING PARTY Indemnified Parties”) from and against any and all Damages incurred or suffered by the RECEIVING PARTY Indemnified Parties arising or resulting from either of the following:
(i)    any claim that PROVIDING PARTY’s use of the software or other intellectual property used to provide the Corporate Services or Transition Assistance, or any results and proceeds of such Corporate Services or Transition Assistance, infringes, misappropriates or otherwise violates any United States patent, copyright, trademark, trade secret or other intellectual property rights; provided, that such intellectual property indemnity shall not apply to the extent that any such claim arises out of any modification to such software or other intellectual property made by RECEIVING PARTY without PROVIDING PARTY’s authorization or participation, or
(ii)    PROVIDING PARTY’s (A) gross negligence, (B) willful misconduct, (C) improper use or disclosure of the RECEIVING GROUP’s customer information or (D) violations of law;
provided, that in each of the cases described in subclauses (i) through (ii) above, the amount of Damages incurred or sustained by RECEIVING PARTY shall be reduced to the extent such Damages shall have been caused or contributed to by any action or omission of RECEIVING PARTY in amounts equal to RECEIVING PARTY’s equitable share of such Damages determined in accordance with its relative culpability for such Damages or the relative fault of RECEIVING GROUP.
10.2    Indemnification Procedures.
(a)    Claim Notice. A Party that seeks indemnity under this Article X (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), whether the Damages sought arise from matters solely between the Parties or from Third Party Claims. The Claim Notice must contain a description and, if known, estimated amount (the “Claimed Amount”) of any Damages incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of facts then known by the Indemnified Party, and (iii) a demand for payment of those Damages. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability for Damages or obligations hereunder except to the extent of any Damages caused by or arising out of such failure.

(b)    Response to Notice of Claim. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount, in which case, the Indemnifying Party will pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Parties; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the Parties will resort to the dispute resolution procedures set forth in Section 1.4.
(c)    Contested Claims. In the event that the Indemnifying Party disputes the Claimed Amount, as soon as practicable but in no event later than ten (10) days after the receipt of the written response referenced in Section 10.2(b)(ii) hereof, the Parties will begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 1.4 hereof. Upon ultimate resolution thereof, the Parties will take such actions as are reasonably necessary to comply with such agreement or instructions.
(d)    Third Party Claims.
(i)    In the event that the Indemnified Party receives notice or otherwise learns of the assertion by a Person who is not a Party hereto or a Subsidiary or Affiliate of a Party hereto of any claim or the commencement of any action (a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article X, the Indemnified Party will give written notification to the Indemnifying Party of the Third-Party Claim. Such notification will be given within fifteen (15) days after receipt by the Indemnified Party of notice of such Third-Party Claim, will be accompanied by reasonable supporting documentation submitted by such third party (to the extent then in the possession of the Indemnified Party) and will describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third-Party Claim and the amount of the claimed Damages; provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any liability for Damages or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within twenty (20) days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third- Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party will control such defense.
(ii)    The Party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense.
(iii)    The Party controlling such defense (the “Controlling Party”) will keep the Non-controlling Party reasonably advised of the status of such Third- Party Claim and the defense thereof and will consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party will furnish the Controlling Party with such Information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.
(iv)    The Indemnifying Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party will not be required if (A) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (B) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further liability. The Indemnified Party will not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.
ARTICLE XI
MISCELLANEOUS
11.1    Relationship of the Parties. The Parties declare and agree that each Party is engaged in a business that is independent from that of the other Party and each Party shall perform its obligations as an independent contractor. It is expressly understood and agreed that RECEIVING PARTY and PROVIDING PARTY are not partners, and nothing contained herein is intended to create an agency relationship or a partnership or joint venture with respect to the Corporate Services or Transition Assistance. Neither Party is an agent of the other and neither Party has any authority to represent or bind the other Party as to any matters, except as authorized herein or in writing by such other Party from time to time.
11.2    Employees. (a) As between the Parties, PROVIDING PARTY shall be solely responsible for payment of compensation to its employees and for its Subsidiaries’ employees and for any injury to them in the course of their employment. PROVIDING PARTY shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such Persons.
(b)    As between the Parties, RECEIVING PARTY shall be solely responsible for payment of compensation to its employees and for its Subsidiaries’ employees and for any injury to them in the course of their employment. RECEIVING PARTY shall assume full responsibility for payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws with respect to such Persons.

11.3    Assignment. Neither Party may assign, transfer or convey any right, obligation or duty, in whole or in part, or of any other interest under this Agreement relating to such Corporate Services or Transition Assistance without the prior written consent of the other Party, including any assignment, transfer or conveyance in connection with a sale of an asset to which one or more of the Corporate Services or Transition Assistance relate. All obligations and duties of a Party under this Agreement shall be binding on all successors in interest and permitted assigns of such Party. Each Party may use its Subsidiaries or Affiliates or subcontractors to perform the Corporate Services or Transition Assistance; provided that such use shall not relieve such assigning Party of liability for its responsibilities and obligations hereunder.
11.4    Severability. In the event that any one or more of the provisions contained herein shall for any reason be held to be unenforceable in any respect under applicable law, such unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such unenforceable provision or provisions had never been contained herein.
11.5    Third Party Beneficiaries. The provisions of this Agreement are for the benefit of the Parties and their Affiliates and not for any other Person. However, should any third party institute proceedings, this Agreement shall not provide any such Person with any remedy, claim, liability, reimbursement, cause of action, or other right.
11.6    Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT GIVING EFFECT TO SUCH STATE’S LAWS AND PRINCIPLES REGARDING THE CONFLICT OF LAWS. Subject to Section 1.4, if any Dispute arises out of or in connection with this Agreement, except as expressly contemplated by another provision of this Agreement, the Parties irrevocably (a) consent and submit to the exclusive jurisdiction of federal and state courts located in Jacksonville, Florida, (b) waive any objection to that choice of forum based on venue or to the effect that the forum is not convenient and (c) WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT TO TRIAL OR ADJUDICATION BY JURY.
11.7    Executed in Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same document.
11.8    Construction. The headings and numbering of articles, Sections and paragraphs in this Agreement are for convenience only and shall not be construed to define or limit any of the terms or affect the scope, meaning, or interpretation of this Agreement or the particular Article or Section to which they relate. This Agreement and the provisions contained herein shall not be construed or interpreted for or against any Party because that Party drafted or caused its legal representative to draft any of its provisions.
11.9    Entire Agreement. This Agreement, including all attachments, constitutes the entire Agreement between the Parties with respect to the subject matter hereof, and supersedes all prior oral or written agreements, representations, statements, negotiations, understandings, proposals and undertakings, with respect to the subject matter hereof.

11.10    Amendments and Waivers.
(a)    The Parties may amend this Agreement only by a written agreement signed by each Party and that identifies itself as an amendment to this Agreement. No waiver of any provisions of this Agreement and no consent to any default under this Agreement shall be effective unless the same shall be in writing and signed by or on behalf of the Party against whom such waiver or consent is claimed. No course of dealing or failure of any Party to strictly enforce any term, right or condition of this Agreement shall be construed as a waiver of such term, right or condition. Waiver by either Party of any default by the other Party shall not be deemed a waiver of any other default.
11.11    Remedies Cumulative. Unless otherwise provided for under this Agreement, all rights of termination or cancellation, or other remedies set forth in this Agreement, are cumulative and are not intended to be exclusive of other remedies to which the injured Party may be entitled by law or equity in case of any breach or threatened breach by the other Party of any provision in this Agreement. Unless otherwise provided for under this Agreement, use of one or more remedies shall not bar use of any other remedy for the purpose of enforcing any provision of this Agreement.
11.12    Taxes. All charges and fees to be paid to PROVIDING PARTY under this Agreement are exclusive of any applicable taxes required by law to be collected from RECEIVING PARTY (including, without limitation, withholding, sales, use, excise, or services tax, which may be assessed on the provision of Corporate Services or Transition Assistance). In the event that a withholding, sales, use, excise, or services tax is assessed on the provision of any of the Corporate Services or Transition Assistance under this Agreement, RECEIVING PARTY will pay directly, reimburse or indemnify PROVIDING PARTY for such tax, plus any applicable interest and penalties. The Parties will cooperate with each other in determining the extent to which any tax is due and owing under the circumstances, and shall provide and make available to each other any resale certificate, information regarding out-of-state use of materials, services or sale, and other exemption certificates or information reasonably requested by either Party.
11.13    Changes in Law. PROVIDING PARTY’s obligations to provide Corporate Services or Transition Assistance hereunder are to provide such Corporate Services or Transition Assistance in accordance with applicable laws as in effect on the date of this Agreement. Each Party reserves the right to take all actions in order to ensure that the Corporate Services and Transition Assistance are provided in accordance with any applicable laws.
11.14    Effectiveness. Notwithstanding the date hereof, this Agreement shall become effective as of the Effective Time.
[signature page follows]

IN WITNESS WHEREOF, the Parties, acting through their authorized officers, have caused this Corporate Services Agreement to be duly executed and delivered as of the date first above written.

PROVIDING PARTY:

FIDELITY NATIONAL FINANCIAL, INC.

By:
Name:	Michael L. Gravelle
Title:	Executive Vice President, General Counsel and Corporate Secretary
[Signature Page – Corporate Services Agreement]

RECEIVING PARTY:

F&G ANNUITIES & LIFE, INC.

By:
Name:	[●]
Title:	[●]
[Signature Page – Corporate Services Agreement]